Exhibit 4.2

INTERCONTINENTAL EXCHANGE, INC.,

as Issuer,

and

NYSE HOLDINGS LLC,

as Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

First Supplemental Indenture

Dated as of November 24, 2015

to Senior Debt Indenture

Dated as of November 24, 2015

Establishing two series of Securities designated

2.75% Senior Notes due 2020

3.75% Senior Notes due 2025

FIRST SUPPLEMENTAL INDENTURE, dated as of November 24, 2015 (herein called this “First Supplemental Indenture”), among Intercontinental Exchange, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), NYSE Holdings LLC, a limited liability company duly organized and existing under the laws of Delaware, as Guarantor (as hereinafter defined) and Wells Fargo Bank, National Association, as Trustee under the Base Indenture referred to below (herein called the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an indenture dated as of November 24, 2015 (herein called the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (herein called the “Securities”), the form and terms of which are to be established as set forth in Sections 201 and 301 of the Base Indenture;

WHEREAS, Section 901 of the Base Indenture provides, among other things, that the Company, the Guarantor and the Trustee may enter into indentures supplemental to the Base Indenture to, among other things, establish the form and terms of the Securities of any series as permitted in Sections 201 and 301 of the Base Indenture;

WHEREAS, the Company desires to create two series of Securities, consisting of one series in an aggregate principal amount of $1,250,000,000 to be designated the “2.75% Senior Notes due 2020” (herein called the “2020 Notes”) and one series in an aggregate principal amount of $1,250,000,000 to be designated the “3.75% Senior Notes due 2025” (herein called the “2025 Notes” and, together with the 2020 Notes, the “Notes”) and all action on the part of the Company necessary to authorize the issuance of the Notes under the Base Indenture and this First Supplemental Indenture has been duly taken;

WHEREAS, the Company desires to issue the Notes in accordance with Section 2.3 of this First Supplemental Indenture and treat the Notes as two series of Securities for all purposes, as amended or supplemented from time to time in accordance with the terms of this First Supplemental Indenture and the Base Indenture; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Indenture, the valid and binding obligations of the Company and to constitute a valid and binding agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company and the Guarantor covenant and agree with the Trustee, for the equal benefit of Holders of the Notes, as follows:

ARTICLE 1.

DEFINITIONS

Except to the extent such terms are otherwise defined in this First Supplemental Indenture or the context clearly requires otherwise, all terms used in this First Supplemental Indenture which are defined in the Base Indenture or the forms of the 2020 Notes and the 2023 Notes attached hereto as Exhibit A and Exhibit B, respectively, have the meanings assigned to them therein.

In addition, as used in this First Supplemental Indenture, the following terms have the following meanings:

“2020 Notes” has the meaning given to such term in the recitals hereof.

“2020 Par Call Date” means November 1, 2020.

“2025 Notes” has the meaning given to such term in the recitals hereof.

“2025 Par Call Date” means September 1, 2025.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Applicable Procedures” has the meaning specified in Section 2.6 hereof.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then Outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning provided in the recitals hereof.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the applicable series of Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (4) the Company consolidates with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

“Change of Control Offer” has the meaning specified in Section 3.5(a) hereof.

“Change of Control Payment” has the meaning specified in Section 3.5(a) hereof.

“Change of Control Payment Date” has the meaning specified in Section 3.5(b) hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

“Company” means the Person named as such in the preamble hereof, subject to the provisions of Section 3.3 and Section 3.4 hereof, any successor to the Company.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee is provided fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Consolidated Net Worth” means, the consolidated stockholders’ equity of the Company and its Subsidiaries, as defined according to GAAP.

“Credit Agreement” means the Credit Agreement, dated as of April 3, 2014, as amended by the First Amendment to Credit Agreement, dated as of May 15, 2015, as further amended by the Second Amendment to the Credit Agreement, dated as of November 9, 2015, and as further amended by the Third Amendment to the Credit Agreement, dated as of November 13, 2015, by and among the Company (formerly IntercontinentalExchange Group, Inc.) and ICE Europe Parent Limited, as borrowers, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, Bank of America, N.A., as syndication agent, and each of the lenders signatory thereto, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

“Definitive Securities” means certificated Securities registered in the name of the Holder thereof and issued in accordance with Section 2.2(b) hereof, substantially in the form of Exhibit A hereto (with respect to the 2020 Notes) or Exhibit B hereto (with respect to the 2025 Notes), except that such Security shall not bear the Global Security Legend.

“Depositary” means DTC, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its securities payment and transfer operations.

“DTC” means The Depository Trust Company, a New York corporation, having a principal office at 55 Water Street, New York, New York 10041-0099.

“Escrow Account” means the account pledged to, and under the control of, the Trustee pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank National Association, as escrow agent.

“Escrow Agreement” means the escrow agreement, dated as of the Issue Date, among the Company, the Trustee and the Escrow Agent.

“Escrow Property” has the meaning specified in Section 4.2(a) hereof.

“Escrow Release Conditions” has the meaning specified in Section 4.2(a) hereof.

“Escrow Release Date” has the meaning specified in Section 4.2(a) hereof.

“Events of Default” has the meaning specified in Section 5.1 hereof.

“First Supplemental Indenture” has the meaning provided in the preamble hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Global Security Legend” means the legend set forth in Section 204 of the Base Indenture.

“Group” has the meaning given to such term in the definition of “Change of Control” herein.

“Guarantor” means NYSE Holdings LLC, a Delaware limited liability company corporation and its respective successors and assigns until released from its obligations under its Guarantee and the Indenture in accordance with the terms of the Indenture.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any borrowed money, or evidenced by notes, bonds, debentures or other instruments for money borrowed, or under any lease required to be capitalized under GAAP as in effect on the Issue Date, or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Indenture” has the meaning provided in the recitals hereof.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Interactive Data” means (i) prior to the Merger, Interactive Data Holdings Corporation, a Delaware corporation and, (ii) following the Merger, the surviving entity or successor to Interactive Data Holdings Corporation.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means November 24, 2015, the date on which the Notes are originally issued under this First Supplemental Indenture.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Make-Whole Optional Redemption Price” has the meaning specified in Section 4.1(a).

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note or an instrument of principal becomes due and payable as therein or herein provided, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise (including failure to make payment to purchase such Note rendered pursuant to a Change of Control Offer).

“Merger” means the transaction contemplated by the Merger Agreement, pursuant to which Interactive Data and Merger Sub will become wholly owned Subsidiary of the Company.

“Merger Agreement” means the Agreement and Plan of Merger (as amended, modified or supplemented from time to time in accordance with its terms), dated as of October 26, 2015, by and among the Company, Merger Sub (as defined herein), Interactive Data and Igloo Manager Co-Invest, LLC (solely in its capacity as agent and attorney-in-fact for the Interactive Data stockholders and optionholders).

“Merger Sub” means (i) prior to the Merger, Red Merger Sub Inc., a Delaware corporation and, (ii) following the Merger, the surviving entity or successor to Red Merger Sub Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Notes” has the meaning given to such term in the recitals hereof.

“Optional Redemption Price” means the Make-Whole Optional Redemption Price or the Par Call Optional Redemption Price.

“Outside Date” means July 26, 2016.

“Outside Redemption” has the meaning specified in Section 4.2(b) hereof.

“Outside Redemption Date” means July 29, 2016.

“Par Call Date” means the 2020 Par Call Date and the 2025 Par Call Date.

“Par Call Optional Redemption Price” has the meaning specified in Section 4.1(a).

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means, initially, the Trustee, having its Corporate Trust Office at 7000 Central Parkway NE, Suite 550, Atlanta, GA 30328, and any successor Paying Agent appointed in accordance with the terms of the Indenture.

“Permitted Liens” means:

(a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole;

(g) Liens on (1) any property or asset prior to the acquisition thereof (provided that such Lien may only extend to such property or asset) or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the Issue Date, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or the Lien is not extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h) any Lien existing on the Issue Date;

(i) Liens upon fixed, capital, real or tangible personal property acquired after the Issue Date (by purchase, construction, development, improvement, capital lease or otherwise) by the Company or any Significant Subsidiary, each of which was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j) Liens in favor of the Company or any Significant Subsidiary;

(k) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m) Liens securing the Company’s obligations or those of any of the Subsidiaries of the Company in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depositary, regulated exchange or settlement activities in respect thereof;

(n) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program;

(o) Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by Section 3.2 and Section 3.3 hereof; and

(p) Liens arising in connection with the Company’s operations or the operations of any of the Company’s Subsidiaries relating to clearing, depository, matched principal, regulated exchange or settlement activities, including, without limitation, Liens on securities sold by the Company or any Subsidiary in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities.

“Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in New York City.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by the Company or any of its Significant Subsidiaries unless the Company’s Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by the Company and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate a series of Notes or fails to make a rating of a series of Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, that the Company selects (as certified by an executive officer of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute for such bank another Primary Treasury Dealer and (2) up to two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before that Redemption Date.

“Regular Record Date” for the interest payable on any Interest Payment Date means May 15 and November 15, whether or not a Business Day, immediately preceding the applicable Interest Payment Date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Company or any of its Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Significant Subsidiary to such person.

“Securities” has the meaning given to such term in the recitals hereof.

“Significant Subsidiary” means the Guarantor and, with respect to any person, any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Special Mandatory Redemption” has the meaning specified in Section 4.2(c) hereof.

“Special Mandatory Redemption Price” has the meaning specified in Section 4.2(b) hereof.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which the Company or one or more of the Company’s Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Termination Redemption” has the meaning specified in Section 4.2(c) hereof.

“Termination Redemption Date” has the meaning specified in Section 4.2(c) hereof.

“Trustee” means the person named as such in the preamble hereof and, subject to the provisions of Article Six of the Base Indenture, any successor to that person.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

ARTICLE 2.

THE NOTES

Section 2.1 Issue of Notes.

(a) A series of Securities, which shall be designated the “2.75% Senior Notes due 2020,” shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of, the Base Indenture and this First Supplemental Indenture (including the form of 2020 Notes attached hereto as Exhibit A). The aggregate principal amount of 2020 Notes which may be authenticated and delivered under this First Supplemental Indenture shall not, except as permitted by the provisions of the Base Indenture, initially exceed $1,250,000,000. The Company may from time to time or at any time, without notice to, or the consent of, any Holder of the 2020 Notes, create and issue additional 2020 Notes having the same terms as the 2020 Notes (except for the public offering price, issue date and, if applicable, the initial interest accrual date and first Interest Payment Date), which additional 2020 Notes shall increase the aggregate principal amount of the 2020 Notes and, together with the 2020 Notes, will constitute a single series under the Indenture and vote together as one class on all matters with respect to the 2020 Notes; provided, however, that any additional 2020 Notes that are not fungible with existing 2020 Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the existing 2020 Notes.

(b) A series of Securities, which shall be designated the “3.75% Senior Notes due 2025,” shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of, the Base Indenture and this First Supplemental Indenture (including the form of 2025 Notes attached hereto as Exhibit B). The aggregate principal amount of 2025 Notes which may be authenticated and delivered under this First Supplemental Indenture shall not, except as permitted by the provisions of the Base Indenture, initially exceed $1,250,000,000. The Company may from time to time or at any time, without notice to, or the consent of, any Holder of the 2025 Notes, create and issue additional 2025 Notes having the same terms as the 2025 Notes (except for the public offering price, issue date and, if applicable, the initial interest accrual date and first Interest Payment Date), which additional 2025 Notes shall increase the aggregate principal amount of the 2025 Notes and, together with the 2025 Notes, will constitute a single series under the Indenture and vote together as one class on all matters with respect to the 2025 Notes; provided, however, that any additional 2025 Notes that are not fungible with existing 2025 Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the existing 2025 Notes.

Section 2.2 Form of Notes; Incorporation of Terms.

(a) The Notes of each series shall be issued initially in the form of one or more Global Securities and, together with the Trustee’s certificate of authentication thereon, shall be in substantially the form set forth in Exhibit A or Exhibit B attached hereto, as applicable. The Notes may have such notations, legends or endorsements approved as to form by the Company and required, as applicable, by law, stock exchange or depository rules and agreements to which the Company is subject or usage. The terms of the 2020 Notes set forth in Exhibit A and the 2025 Notes set forth in Exhibit B are herein incorporated by reference and are part of the terms of this First Supplemental Indenture. The Notes shall be issuable in definitive, fully registered form without coupons only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

(b) The 2020 Notes and the 2025 Notes issued in global form shall be substantially in the form of Exhibit A and Exhibit B attached hereto, respectively (including the Global Security Legend thereon). The 2020 Notes and the 2025 Notes issued in definitive certificated form in accordance with the terms of the Base Indenture and this First Supplemental Indenture, if any, shall be substantially in the form of Exhibit A and Exhibit B, respectively, attached hereto (but without the Global Security Legend thereon). Each Global Security shall represent such of the Outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby shall be made by the Trustee in accordance with Section 2.7 hereof pursuant to instructions given by the Holder thereof as required by Section 2.6 hereof.

Section 2.3 Execution and Authentication. The Trustee, upon a Company Order and pursuant to the terms of the Base Indenture and this First Supplemental Indenture, shall authenticate and deliver the 2020 Notes for original issue in an initial aggregate principal amount of $1,250,000,000 and the 2025 Notes for original issue in an initial aggregate principal amount of $1,250,000,000. Such Company Order shall specify the amount of the Notes of each series to be authenticated and the date on which the original issue of Notes of each series is to be authenticated.

Section 2.4 Global Securities. The Depositary for the Global Securities issued under this First Supplemental Indenture shall be DTC in the City of New York. The provisions of clauses (1), (2), (3) and (4) below shall apply only to Global Securities:

(1) Each Global Security authenticated under this First Supplemental Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of the Indenture

(2) Notwithstanding any other provision in the Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable or no longer permitted under applicable law to continue as Depositary for such Global Security, or the Depository ceases to be a clearing agency registered under the Exchange Act, and in each case the Company has not appointed a successor Depositary within 90 days of receipt of such notice or (B) an Event of Default with respect to such series of Securities has occurred and is continuing and a Holder of Securities of such series makes such request.

(3) Subject to clause (2) above, any exchange of a Global Security for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct.

(4) Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

Section 2.5 Place of Payment. The Place of Payment in respect of the Notes will be at the office or agency of the Company in The City of New York, State of New York or at the office or agency of the Paying Agent.

Section 2.6 Transfer and Exchange.

(a) The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Trustee either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, if Definitive Securities are at such time permitted to be issued pursuant to the Indenture, (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in the Indenture and the Notes or otherwise applicable under the Securities Act, the Security Registrar shall adjust the principal amount of the relevant Global Securities pursuant to Section 2.7 hereof.

(b) Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.6(b), the Security Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Trustee the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Trustee shall cancel any such Definitive Securities so surrendered, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 303 of the Base Indenture, the Trustee shall authenticate and deliver to the Person designated in the instructions a new Definitive Security in the appropriate principal amount. Any Definitive Security issued pursuant to this Section 2.6(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Securities to the Persons in whose names such Definitive Securities are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 305 of the Base Indenture.

Section 2.7 Cancellation or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or cancelled in whole and not in part, each such Global Security shall be returned to or retained and cancelled by the Trustee in accordance with Section 309 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest for Definitive Securities, the principal amount of Notes represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such increase.

ARTICLE 3.

COVENANTS

Section 3.1 Limitations on Liens. The Company shall not (nor shall it permit any of its Significant Subsidiaries to) create or permit to exist any Lien on any Principal Property of the Company or any of its Significant Subsidiaries (or on any Capital Stock of a Significant Subsidiary), whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness, unless the Company shall contemporaneously secure the Notes (together with, if the Company so determines, any other Indebtedness of, or guaranteed by, the Company or such Significant

Subsidiary then existing or thereafter created which is not subordinated to the Notes) equally and ratably with (or, at the Company’s option, prior to) that obligation. The foregoing restriction, however, will not require the Company to secure the Notes if the Lien consists of either of the following:

(a) Permitted Liens (it being understood that the definition of Permitted Liens is not intended to broaden the interpretation or otherwise expand the scope of the first sentence of this Section 3.1); or

(b) Liens securing Indebtedness if at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (i) the aggregate principal amount of all Indebtedness of the Company and its Significant Subsidiaries secured by Liens that are restricted by, and not otherwise permitted by, the provisions described under this Section 3.1 and (ii) the aggregate amount of Attributable Debt of all of the Company’s Sale and Lease-Back Transactions not otherwise permitted by the provisions described under the first sentence of Section 3.2 hereof, does not exceed 15% of Consolidated Net Worth.

Section 3.2 Limitation on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any of its Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between the Company and one of its Significant Subsidiaries or between its Significant Subsidiaries, unless:

(a) the Company or such Significant Subsidiary, as applicable, could have incurred Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to Section 3.1 hereof; or

(b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of the Company or such Significant Subsidiary, as the case may be) and the Company applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of:

(i) the prepayment or retirement of the Notes;

(ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of the Company or of one of its Significant Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to the Company or one of its Significant Subsidiaries) that matures more than 12 months after its creation; or

(iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the foregoing, the Company and its Significant Subsidiaries may enter into any Sale and Lease-Back Transaction if at the time such Sale and Lease-Back Transaction is incurred and after giving effect to such Sale and Lease-Back Transaction and the retirement of any Sale and Lease-Back Transaction which is concurrently being retired, the sum of (i) the aggregate principal amount of all Indebtedness of the Company and its Significant Subsidiaries secured by Liens that are restricted by, and not otherwise permitted by, the provisions described under Section 3.1 hereof and (ii) the aggregate amount of Attributable Debt of all of the Company’s Sale and Lease-Back Transactions not otherwise permitted by the provisions described under the first sentence of this Section 3.2, does not exceed 15% of Consolidated Net Worth.

Section 3.3 Limitations on Mergers and Other Transactions. Section 801 of the Base Indenture shall, with respect to the Notes, be replaced with the following:

“(a) The Company will not consolidate or amalgamate with or merge into any Person and will not convey, transfer or lease all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, unless:

(1) either (x) the Company is the surviving Person or (y) the Person surviving any such consolidation, amalgamation or merger (if other than the Company) or the Person to which such conveyance, transfer or lease has been made expressly assumes the Company’s obligations on the Notes and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by the Company and the Person so assuming the Company’s obligations is organized under the laws of the United States or any state thereof; and

(2) immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

(b) The Guarantor will not consolidate or amalgamate with or merge into any Person, unless:

(1) the Guarantor is the surviving Person or the surviving Person (if other than the Guarantor) is organized under the laws of the United States or any state thereof and it expressly assumes the obligations under its Guarantee and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by the Guarantor; and

(2) immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

(c) Notwithstanding the foregoing paragraphs (a) and (b):

(1) the Guarantor may convey, transfer or lease all or substantially all of its assets to any Person; provided that if such conveyance, transfer or lease constitutes a conveyance, transfer or lease of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, the Company shall comply with paragraph (a) of this Section; and

(2) the restrictions in paragraphs (a) and (b) of this Section will not apply to any conveyance, transfer, lease or other disposition of assets between or among the Company and its Subsidiaries.

Section 3.4 Successor Substituted. Section 802 of the Base Indenture shall, with respect to the Notes, be replaced with the following:

“Upon any consolidation or amalgamation of the Company or the Guarantor with, or merger of the Company or the Guarantor into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any Person, the surviving or transferee Person (in the case of the Company) or the surviving Person (in the case of the Guarantor) shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under this Indenture with the same effect as if such successor Person or surviving Person had been named as the Company or such Guarantor, as the case may be, herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture, the Securities and any applicable Guarantees.”

Section 3.5 Repurchase upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to a series of Notes, unless the Company has exercised its right to redeem such Notes pursuant to Section 4.1 hereof by causing a notice of redemption to be delivered to the Holders of such Notes, the Company shall make an offer to each Holder of such Notes to repurchase all or, at such Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s Notes of such series (the “Change of Control Offer”) for payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event with respect to a series of Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, the Company shall cause a notice to be mailed to Holders of the Notes of such series, with a copy to the Trustee for the Notes, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 Days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes of the applicable series and described in such notice. The notice shall, if mailed prior to the date of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 3.5, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.5 by virtue of such conflict.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e) The Paying Agent shall promptly mail, to each Holder who properly tendered Notes, the purchase price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this First Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. In the event that such third party terminates or defaults on its Change of Control Offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

(g) The Company shall not be required to purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

(h) Notwithstanding any other provision herein, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than such holding company) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.

ARTICLE 4.

REDEMPTION

Section 4.1 Optional Redemption by Company.

(a) Subject to Article Eleven of the Base Indenture, the Company shall have the right to redeem either series of the Notes, in whole or in part, at any time and from time to time prior to the 2020 Par Call Date, in the case of the 2020 Notes, or prior to the 2025 Par Call Date, in the case of the 2025 Notes, at a redemption price (the “Make-Whole Optional Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of (x) the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the applicable Par Call Date (exclusive of interest accrued to Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate plus (y) 20 basis points, in the case of the 2020 Notes, and 25 basis points, in the case of the 2025 Notes, plus accrued and unpaid interest to but excluding the Redemption Date for the Notes to be redeemed.

(b) Subject to Article Eleven of the Base Indenture, the Company shall have the right to redeem either series of the Notes, in whole or in part, at any time and from time to time on or after the 2020 Par Call Date, in the case of the 2020 Notes, or on or after the 2025 Par Call Date, in the case of the 2025 Notes, at a redemption price (the “Par Call Optional Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

(c) On and after the applicable Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Optional Redemption Price and accrued interest). On or before the applicable Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Optional Redemption Price of, and accrued interest on, the Notes to be redeemed on such Redemption Date. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee in compliance with the requirements of the principal national securities exchange, if any, by lot and subject to Applicable Procedures of the Depository or by such method as the Trustee shall deem appropriate.

(d) Notice of any redemption pursuant to this Section 4.1 shall be given as provided in Section 1104 of the Base Indenture, except that any notice of such redemption shall not specify the related Optional Redemption Price but only the manner of calculation thereof. The Trustee shall not be responsible for the calculation of such Optional Redemption Price. The Company shall calculate such Optional Redemption Price and promptly notify the Trustee thereof.

Section 4.2 Escrow of Proceeds; Special Mandatory Redemption. (a) On the Issue Date, simultaneously with the issuance of the Notes, the Company will, pursuant to the terms of the Escrow Agreement, deposit or cause to be deposited into the Escrow Account cash (collectively with the Escrow Account and any other property from time to time held in the Escrow Account, including any investments thereof, the “Escrow Property”) equal to the net proceeds of the offering of the Notes (after deducting the underwriting discount but before offering expenses). The Escrow Agreement provides that, on or prior to 1:00 p.m. (New York City time) on the Outside Date, upon delivery to the Escrow Agent of an officer’s certificate pursuant to Section 1.05(b) of the Escrow Agreement certifying that the Merger will be consummated, simultaneously or substantially concurrently with the release of funds from the Escrow Account, on substantially the terms contemplated in the Merger Agreement as in effect on October 26, 2015, without any waiver or other modification thereof or consent thereunder that is materially adverse to the interest of the Holders (as reasonably determined by the Company) (such certification and delivery, the “Escrow Release Conditions”), the Escrow Agent will release the Escrow Property to or at the order of the Company (the date of such release, the “Escrow Release Date”).

(b) Unless the Escrow Release Conditions have been fulfilled or the Escrow Agent and the Trustee receive a termination notice from the Company pursuant to Section 1.05(d) of the Escrow Agreement on or prior to 1:00 p.m. (New York City time) on the Outside Date, the Company shall redeem the Notes on the Outside Redemption Date, at a cash redemption price equal to 101% of the principal amount of the Notes being redeemed (the “Special Mandatory Redemption Price”), plus accrued and unpaid interest thereon to, but excluding, the Outside Redemption Date (such redemption, the “Outside Redemption”), and on the Outside Redemption Date, the Trustee will effect the Outside Redemption on behalf of the Company.

(c) If the Company delivers a termination notice to the Escrow Agent and the Trustee pursuant to Section 1.05(d) of the Escrow Agreement prior to the Outside Date indicating that it will not pursue the consummation of the Merger or that the Merger Agreement has been amended, modified or waived, or any consent granted with respect thereto, in a manner that would be materially adverse to the Holders (as reasonably determined by the Company), the Company shall redeem the Notes on the date that is three Business Days after the Trustee sends the notice of Special Mandatory Redemption to the Holders of the Notes (the “Termination Redemption Date”), at a cash redemption price equal to the Special Mandatory Redemption Price, plus accrued and unpaid interest thereon to, but excluding, the Termination Redemption

Date (such redemption, the “Termination Redemption” and, each of the Outside Redemption and the Termination Redemption, a “Special Mandatory Redemption”), and on the Termination Redemption Date, the Trustee shall effect the Termination Redemption on behalf of the Company.

Section 4.3 Notice of Special Mandatory Redemption.

(a) If the Company is required to redeem the Notes pursuant to Section 4.2(b) hereof, the Trustee shall send a notice of Special Mandatory Redemption on behalf of the Company to the Holders of the Notes promptly after 1:00 p.m. (New York City time) on the Outside Date.

(b) If the Company is required to redeem the Notes pursuant to Section 4.2(c) hereof, it shall notify the Trustee in writing of such Special Mandatory Redemption substantially concurrently with its delivery of the termination notice to the Escrow Agent and the Trustee pursuant to Section 1.05(d) of the Escrow Agreement, and no later than the next Business Day following the Company’s delivery of such written notice to the Trustee, the Trustee shall send a notice of Special Mandatory Redemption on behalf of the Company to the Holders of the Notes.

(c) Notwithstanding the foregoing paragraph (b), the Company may rescind or revoke such written notice to the Trustee at any time prior to the time at which the Trustee has given such notice of Special Mandatory Redemption to the Holders of the Notes.

(d) The notice of Special Mandatory Redemption shall state: (i) the aggregate amount of Notes to be redeemed; (ii) the date of the Special Mandatory Redemption; (iii) the Special Mandatory Redemption Price and the amount of accrued and unpaid interest to be paid, if any; (iv) the name and address of the Paying Agent; (v) that Notes called for redemption must be surrendered to the Paying Agent to collect the Special Mandatory Redemption Price plus accrued and unpaid interest, if any; (vi) that, unless the Company defaults in making such redemption payment, interest on the Notes (or portion thereof) called for redemption ceases to accrue on and after the date of the Special Mandatory Redemption; (vii) the CUSIP number, or any similar number, if any, printed on the Notes being redeemed; and (viii) that no representation is made as to the correctness or accuracy of the CUSIP number, or any similar number, if any, listed in such notice or printed on the Notes.

ARTICLE 5.

REMEDIES

Section 5.1 Events of Default.

(a) The provisions of Section 501 of the Base Indenture shall be applicable to the Notes; provided, however, that each reference to the term “Guarantor” in clauses (5) and (6) of Section 501 of the Base Indenture shall be replaced with the term “Significant Subsidiary of the Company.”

(b) In addition, any of the following events will constitute an “Event of Default” with respect to the Notes:

(i) a default on any Indebtedness of the Company or a Significant Subsidiary of the Company having an aggregate amount of at least $200,000,000, constituting a default either of payment of principal or which results in acceleration of the Indebtedness unless the default has been cured or waived or the Indebtedness discharged in full within 45 days after the Company has been notified of the default by the Trustee or Holders of 25% of the Outstanding aggregate principal amount of Securities of all affected series under the Indenture; and

(ii) one or more final judgments for the payment of money in an aggregate amount in excess of $200,000,000 above available insurance or indemnity coverage shall be rendered against the Company or a Significant Subsidiary of the Company and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under the Credit Agreement.

(c) A default or Event of Default with respect to one series of Notes will not necessarily be a default or Event of Default with respect to another series of Notes.

(d) The provisions of Section 502 of the Base Indenture shall be applicable to the Notes; provided that any references in Section 502 to an “Event of Default specified in Section 501(5) or 501(6)” shall be amended with respect to the Notes by adding at the end thereof the words “with respect to the Company or any Guarantor.”

ARTICLE 6.

REPORTS

Section 6.1 Reports by Company. The Base Indenture is hereby amended, with respect to the Notes only, by replacing the text of Section 704 thereof with the following text:

“The Company shall file such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act with the Trustee within 15 days after the same is filed with the Commission. For purposes of this provision, any such information, document or report that the Company has filed with the Commission and that is publicly accessible on the Commission’s EDGAR system (or any successor thereto) shall be deemed to be filed with the Trustee; provided that the Trustee shall have no responsibility whatsoever to monitor whether any such filing has occurred.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).”

ARTICLE 7.

AMENDMENTS

Section 7.1 Amendments. Supplemental indentures modifying the Indenture and the terms of the Notes may be entered into in accordance with Article IX of the Base Indenture, provided that the Base Indenture is hereby amended by deleting Section 902(2) thereof.

ARTICLE 8.

THE GUARANTEES

Section 8.1 Form of Guarantee. The Guarantor shall execute and deliver the Guarantee, dated the date of this First Supplemental Indenture, substantially in the form of Exhibit C attached hereto, which is hereby established pursuant to Section 201 of the Base Indenture as the form of Guarantee in respect of each series of the Notes (and in lieu of the form of Guarantee set forth in Article Twelve of the Base Indenture).

Section 8.2 Release of Guarantee.

(a) Prior to the Escrow Release Date, the Guarantee of the Guarantor will automatically terminate, and the obligations of the Guarantor under the Guarantee will be unconditionally released and discharged, upon repayment of the Notes in full (including, without limitation, pursuant to a Special Mandatory Redemption).

(b) The Guarantee of the Guarantor will automatically terminate, and the obligations of the Guarantor under the Guarantee will be unconditionally released and discharged, pursuant to the provisions of the Guarantee executed and delivered by the Guarantor. Once released in accordance with its terms, the Guarantee of the Guarantor will not be required to be reinstated for any reason, except to the extent expressly provided otherwise in the Guarantee.

Section 8.3 Officer’s Certificate upon Release of Guarantee. If the Guarantee of the Guarantor is deemed to be released or is automatically released, the Company shall deliver to the Trustee an Officer’s Certificate stating the identity of the released Guarantor and the basis for the release; provided that no Officer’s Certificate is required to be delivered for a Guarantee released pursuant to Section 8.2(a). Upon delivery by the Company to the Trustee of an Officer’s Certificate to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Guarantee.

ARTICLE 9.

DEFEASANCE

Section 9.1 Company’s Option to Effect Defeasance or Covenant Defeasance. Pursuant to Section 301 of the Base Indenture, the Company hereby designates both series of Notes as being defeasible under Section 1402 or Section 1403 of the Base Indenture. The provisions of Article Fourteen of the Base Indenture shall be applicable to the Notes, subject to Section 9.2 hereof.

Section 9.2 Covenant Defeasance.

(a) Upon the Company’s exercise of its option to have Section 1403 of the Base Indenture applied to either series of Notes, in addition to the provisions in clauses (1) and (2) of Section 1403 of the Base Indenture, the occurrence of any event specified under Section 5.1(b) hereof shall be deemed not to be or result in an Event of Default and the Guarantee executed and delivered pursuant to Section 8.1 hereof shall no longer apply, in each case with respect to such Notes as provided in Section 1403 of the Base Indenture on and after the date the conditions set forth in Section 1404 of the Base Indenture (as amended by paragraph (b) of this Section) are satisfied; provided that the Base Indenture is hereby amended by deleting “and 501(5)” from clause (2) of Section 1403 thereof.

(b) The Base Indenture is hereby amended, with respect to the conditions to the application of Section 1403 thereof only, by striking the text “in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee,” from clause (C) of paragraph (1) of Section 1404 thereof and replacing it with the following text: “, as certified by the Company in an Officer’s Certificate delivered to the Trustee (provided that the Trustee shall have no responsibility whatsoever to assess or confirm the accuracy or sufficiency of any such deposit under this section, and that the Company shall provide the indemnification pursuant to Section 607(3) of the Base Indenture in relation thereto)”.

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this First Supplemental Indenture forms a part thereof.

Section 10.2 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Base Indenture, which is required to be included in this First Supplemental Indenture, or in the Base Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 10.3 Certificates, Opinions, Etc. In any case where, pursuant to the Base Indenture with respect to the Notes or this First Supplemental Indenture or pursuant to the Indenture, several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under the Base Indenture with respect to the Notes or this First Supplemental Indenture or under the Indenture, they may, but need not, be consolidated and form one instrument.

Section 10.4 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 10.5 Successors and Assigns. All covenants and agreements by the Company, the Guarantor and the Trustee in this First Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 10.6 Separability Clause. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.7 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 10.8 Execution and Counterparts. This First Supplemental Indenture may be executed in any number of counterparts (which may be delivered by means of facsimile or e-mail), each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 10.9 Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Scott A. Hill
Name:	Scott A. Hill
Title:	Chief Financial Officer

GUARANTOR

NYSE HOLDINGS LLC

By:	/s/ Martin Hunter
Name:	Martin Hunter
Title:	Senior Vice President, Tax & Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF 2.75% SENIOR NOTES DUE 2020]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[Insert any legend required by the Internal Revenue Code and the regulations thereunder.]

INTERCONTINENTAL EXCHANGE, INC.

2.75% Senior Notes due 2020

No. $

CUSIP No. 45866F AC8

Intercontinental Exchange, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                     Dollars on December 1, 2020, and to pay interest thereon from the most recent Interest Payment Date (or with respect to the first interest payment, the Issue Date) to which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 in each year, commencing June 1, 2016, and at the Maturity thereof, at the rate of 2.75% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest (including post-petition interest in any proceeding under any Bankruptcy Law), which is overdue shall bear interest at the rate of 2.75% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due (without regard to any grace period) until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be May 15 and November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Securities will be guaranteed NYSE Holdings LLC, a limited liability company duly organized and existing under the laws of Delaware (the “Guarantor”, which term includes any successor Person under the Indenture hereinafter referred to), in accordance with the terms of the Indenture and the Guarantee.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made (1) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (2) by wire transfer in immediately available funds at the bank account number maintained within the United States as may be designated by the Person entitled thereto, as specified in the Securities Register in writing; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authentication agent on its behalf referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

INTERCONTINENTAL EXCHANGE, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF 2.75% SENIOR NOTE DUE 2020]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of November 24, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 24, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, the Guarantor and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,250,000,000. The Company may from time to time or at any time, without notice to, or the consent of, any Holder of Securities of this series, create and issue additional Securities having the same terms as Securities of this series (except for public offering price, issue date and, if applicable, the initial interest accrual date and first Interest Payment Date), which additional Securities may increase the aggregate principal amount of the Securities of this series and, together with the Securities of this series, will constitute a single series under the Indenture and vote together as one class on all matters with respect to the Securities of this series; provided, however, that any additional Securities that are not fungible with existing Securities of this series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the existing Securities of this series.

As provided in Section 4.1 of the First Supplemental Indenture, the Securities of this series are subject to redemption, in whole or in part, at any time and from time to time prior to the 2020 Par Call Date, on a date to be fixed by the Company on not more than 60 days’ and not less than 30 days’ prior written notice, at a redemption price (the “Make-Whole Optional Redemption Price”) equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed; and (ii) the sum of (x) the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due if such Notes matured on the 2020 Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate plus (y) 20 basis points, plus in each case accrued and unpaid interest to but excluding the Redemption Date for the Notes to be redeemed.

In addition, as provided in Section 4.1 of the First Supplemental Indenture, the Securities of this series are subject to redemption, in whole or in part, at any time and from time to time on or after the 2020 Par Call Date, on a date to be fixed by the Company on not more than 60 days’ and not less than 30 days’ prior written notice, at a redemption price (the “Par Call Optional Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

As provided in Section 4.2 of the First Supplemental Indenture, the Securities of this series are subject to Special Mandatory Redemption, on the date that is three Business Days after the Trustee sends the notice of Special Mandatory Redemption to Holders of the Securities,

at a cash redemption price equal to 101% of the principal amount of the Securities being redeemed (the “Special Mandatory Redemption Price”), plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, if (i) the Escrow Release Conditions have not been fulfilled or the Escrow Agent and the Trustee have not received a termination notice from the Company pursuant to Section 1.05(d) of the Escrow Agreement by 1:00 p.m. (New York City time) on the Outside Date or if (ii) the Company delivers a termination notice to the Escrow Agent and the Trustee pursuant to Section 1.05(d) of the Escrow Agreement prior to 1:00 p.m. (New York City time) on the Outside Date.

This Security will not be subject to any sinking fund.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of all series to be affected (voting together as a single class). The Indenture also contains provisions (i) permitting the Holders of not less than a majority of the aggregate principal amount of the Securities of all affected series at the time Outstanding (voting together as a single class), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (voting together as a single class), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of at least 25% of the principal amount of the Securities of all affected series at the time Outstanding (voting together as a single class) shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of all affected series at the time Outstanding (voting together as a single class) a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company or the Guarantor, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee and any such agent shall be affected by notice to the contrary.

[This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 of the Base Indenture and Section 2.4 and Section 2.6 of the First Supplemental Indenture on transfers and exchanges of Global Securities.]

Interest on the principal balance of this Security shall be calculated on the basis of a 360-day year of twelve 30-day months.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

EXHIBIT B

[FORM OF FACE OF 3.75% SENIOR NOTES DUE 2025]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[Insert any legend required by the Internal Revenue Code and the regulations thereunder.]

INTERCONTINENTAL EXCHANGE, INC.

3.75% Senior Notes due 2025

No. $

CUSIP No. 45866F AD6

Intercontinental Exchange, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                     Dollars on December 1, 2025, and to pay interest thereon from the most recent Interest Payment Date (or with respect to the first interest payment, the Issue Date) to which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 in each year, commencing June 1, 2016, and at the Maturity thereof, at the rate of 3.75% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest (including post-petition interest in any proceeding under any Bankruptcy Law), which is overdue shall bear interest at the rate of 3.75% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due (without regard to any grace period) until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be May 15 and November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Securities will be guaranteed NYSE Holdings LLC, a limited liability company duly organized and existing under the laws of Delaware (the “Guarantor”, which term includes any successor Person under the Indenture hereinafter referred to), in accordance with the terms of the Indenture and the Guarantee.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made (1) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (2) by wire transfer in immediately available funds at the bank account number maintained within the United States as may be designated by the Person entitled thereto, as specified in the Securities Register in writing; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authentication agent on its behalf referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

INTERCONTINENTAL EXCHANGE, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF 3.75% SENIOR NOTE DUE 2025]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of November 24, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 24, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, the Guarantor and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,250,000,000. The Company may from time to time or at any time, without notice to, or the consent of, any Holder of Securities of this series, create and issue additional Securities having the same terms as Securities of this series (except for public offering price, issue date and, if applicable, the initial interest accrual date and first Interest Payment Date), which additional Securities may increase the aggregate principal amount of the Securities of this series and, together with the Securities of this series, will constitute a single series under the Indenture and vote together as one class on all matters with respect to the Securities of this series; provided, however, that any additional Securities that are not fungible with existing Securities of this series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the existing Securities of this series.

As provided in Section 4.1 of the First Supplemental Indenture, the Securities of this series are subject to redemption, in whole or in part, at any time and from time to time prior to the 2025 Par Call Date, on a date to be fixed by the Company on not more than 60 days’ and not less than 30 days’ prior written notice, at a redemption price (the “Make-Whole Optional Redemption Price”) equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed; and (ii) the sum of (x) the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due if such Notes matured on the 2025 Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate plus (y) 25 basis points, plus in each case accrued and unpaid interest to but excluding the Redemption Date for the Notes to be redeemed.

In addition, as provided in Section 4.1 of the First Supplemental Indenture, the Securities of this series are subject to redemption, in whole or in part, at any time and from time to time on or after the 2025 Par Call Date, on a date to be fixed by the Company on not more than 60 days’ and not less than 30 days’ prior written notice, at a redemption price (the “Par Call Optional Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

As provided in Section 4.2 of the First Supplemental Indenture, the Securities of this series are subject to Special Mandatory Redemption, on the date that is three Business Days after the Trustee sends the notice of Special Mandatory Redemption to Holders of the Securities,

at a cash redemption price equal to 101% of the principal amount of the Securities being redeemed (the “Special Mandatory Redemption Price”), plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, if (i) the Escrow Release Conditions have not been fulfilled or the Escrow Agent and the Trustee have not received a termination notice from the Company pursuant to Section 1.05(d) of the Escrow Agreement by 1:00 p.m. (New York City time) on the Outside Date or if (ii) the Company delivers a termination notice to the Escrow Agent and the Trustee pursuant to Section 1.05(d) of the Escrow Agreement prior to 1:00 p.m. (New York City time) on the Outside Date.

This Security will not be subject to any sinking fund.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of all series to be affected (voting together as a single class). The Indenture also contains provisions (i) permitting the Holders of not less than a majority of the aggregate principal amount of the Securities of all affected series at the time Outstanding (voting together as a single class), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (voting together as a single class), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of at least 25% of the principal amount of the Securities of all affected series at the time Outstanding (voting together as a single class) shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of all affected series at the time Outstanding (voting together as a single class) a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company or the Guarantor, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee and any such agent shall be affected by notice to the contrary.

[This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 of the Base Indenture and Section 2.4 and Section 2.6 of the First Supplemental Indenture on transfers and exchanges of Global Securities.]

Interest on the principal balance of this Security shall be calculated on the basis of a 360-day year of twelve 30-day months.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

EXHIBIT C

[FORM OF NYSE GUARANTEE]

This Guarantee is being delivered by NYSE Holdings LLC (the “Guarantor”) pursuant to Section 8.1 of the First Supplemental Indenture, dated as of November 24, 2015 (the “First Supplemental Indenture”), among Intercontinental Exchange, Inc. (the “Company”), the Guarantor and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), relating to the issuance by the Company of its 2.75% Senior Notes due 2020 and 3.75% Senior Notes due 2025 (collectively, the “Notes”) under its indenture, dated as of November 24, 2015 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”). Capitalized terms used and not otherwise defined in this Guarantee shall have the respective meanings assigned to them in the Indenture.

1. Guarantee.

a. The Guarantor hereby fully and unconditionally guarantees to each Holder and the Trustee for the benefit of the Holders (collectively, in such capacity, the “Guaranteed Parties”), on an unsecured basis, the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the Trustee (all liabilities and obligations described in this clause (a), collectively, the “Guaranteed Obligations”).

b. Notwithstanding the provisions of subsection (a) above and notwithstanding any other provisions contained herein or in the Notes or the Indenture:

i. no provision of this Guarantee shall require or permit the collection from the Guarantor of interest in excess of the maximum rate or amount that the Guarantor may be required or permitted to pay pursuant to applicable law; and

ii. the liability of the Guarantor under this Guarantee as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render the Guarantor’s obligations under this Guarantee subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany indebtedness to the Company or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guarantee) providing for an equitable allocation among the Guarantor and other Affiliates of the Company of obligations arising under guaranties by such parties).

c. The guarantee of the Guarantor set forth in this Section is a guarantee of payment as a primary obligor, and not a guarantee of collection. The Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount, in each case without discharging, limiting or otherwise affecting the obligations of the Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under the Notes or the Indenture.

2. Guarantee Absolute. The Guarantor agrees that its obligations hereunder are irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations and any security therefor or other guarantee or liability in respect thereof, whether given by the Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not the Guarantor has notice or knowledge thereof:

a. any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guarantee, security or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Notes or the Indenture, or any agreement or instrument delivered pursuant to any of the foregoing;

b. the invalidity or unenforceability of any Guaranteed Obligations, any guarantee, security or other liability in respect thereof or any provisions of the Notes or the Indenture, or any agreement or instrument delivered pursuant to any of the foregoing;

c. the addition or release of any other guarantor or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or for any guarantee, security or other liability in respect thereof;

d. any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guarantee, security or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

e. any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations;

f. the exercise of any right or remedy available under the Notes or the Indenture, at law, in equity or otherwise in respect of any guarantee, security or other liability for any Guaranteed Obligations, in any order and by any manner thereby permitted;

g. any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the Company or any other Person directly or indirectly liable for any Guaranteed Obligations;

h. any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of the Company or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or

i. any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Company, any Guarantor or a surety or guarantor generally, other than (i) the payment in full in cash of the Guaranteed Obligations (other than contingent and indemnification obligations not then due and payable), (ii) satisfaction and discharge of the Indenture in accordance with Section 401 of the Base Indenture, (iii) defeasance or covenant defeasance in accordance with Section 1402 or Section 1403 of the Base Indenture or (iv) Special Mandatory Redemption of the Notes in accordance with Section 4.2 of the First Supplemental Indenture (the satisfaction of any of these conditions shall constitute the “Termination Requirement”).

3. Certain Waivers. The Guarantor hereby knowingly, voluntarily and expressly waives:

a. presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under the Notes or the Indenture with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the Company and of any of the matters referred to in Section 2 hereof and of any rights to consent thereto;

b. any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by the Guarantor hereunder, to proceed against, or to exhaust or have resort to any collateral or other security from or any deposit balance or other credit in favor of, the Company, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any collateral or other security for any Guaranteed Obligations or for any guarantee or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of the Guarantor against the Company, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such collateral or other security;

c. any right or defense based on or arising by reason of any right or defense of the Company or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of the Company or any other Person, the invalidity or unenforceability of any Guaranteed Obligations, any Notes or the Indenture or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the Company for any reason other than the satisfaction of the Termination Requirement;

d. any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guarantee, security or other liability in respect thereof or any collateral or other security for any of the foregoing, and promptness, diligence, or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such security;

e. any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party in respect of the Guaranteed Obligations (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the indefeasible payment in full in cash of the Guaranteed Obligations; and

f. any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guarantee.

4. No Subrogation. The Guarantor hereby agrees that, until satisfaction of the Termination Requirement, it will not exercise any claim or right that it may have against the Company or any other Guarantor at any time as a result of any payment made by the Guarantor under or pursuant to this Guarantee or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against the Company or any other Guarantor, any right of indemnity, contribution or reimbursement against the Company or any other Guarantor, any right to enforce any remedies of any Guaranteed Party against the Company or any other Guarantor, or any benefit of, or any right to participate in, any security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation any applicable Insolvency Laws), common law or otherwise. The Guarantor further agrees that if any amount shall be paid to or any distribution received by the Guarantor on account of any such rights of subrogation, indemnity, contribution or reimbursement at any time prior to the satisfaction of the Termination Requirement, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Trustee in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the Notes and the Indenture, as applicable, and without in any way discharging, limiting or otherwise affecting the liability of the Guarantor under any other provision of this Guarantee.

5. Payments; Application; Set-Off.

a. The Guarantor agrees that, upon the failure of the Company to pay any Guaranteed Obligations when and as the same shall become due (whether at the Stated Maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise against the Guarantor, the Guarantor will, subject to the provisions of Section 1(b), forthwith pay or cause to be paid to the Trustee, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

b. All payments made by the Guarantor hereunder will be made in U.S. Dollars to the Trustee, without set-off, counterclaim or other defense, the Guarantor hereby agreeing to comply with and be bound by the provisions of the Indenture in respect of all payments made by it hereunder.

6. No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guarantee, the Notes and the Indenture are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Guarantor and the Guaranteed Parties or any Affiliate thereof (or the partners, directors, officers, employees, agents, trustees and advisors of any of the foregoing) shall be effective to amend, modify or discharge any provision of this Guarantee, the Notes or the Indenture or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

7. Enforcement; Reinstatement. The obligations of the Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against the Guarantor whether or not action is brought against the Company or any other Guarantor and whether or not the Company or any other Guarantor is joined in any such action. The Guarantor agrees that to the extent all or part of any payment of the Guaranteed Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guarantee shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and the Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.

8. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the Guarantor from, any provision of this Guarantee, shall be effective unless in a supplemental indenture signed by the Trustee, without consent of the Holders pursuant to Section 901 of the Base Indenture or with the consent of Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected by such supplemental indenture pursuant to Section 902 of the Base Indenture (as supplemented by Section 7.1 of the First Supplemental Indenture), as the case may be, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

9. Release. Notwithstanding anything else herein, the Guarantor shall be released from its obligations under this Guarantee and this Guarantee shall terminate, without any need for further action by the Trustee or any Holder, at any time, (i) upon satisfaction of any Termination Requirement under Section 2(i) hereof, and (ii) if and when the Guarantor is no longer (or substantially simultaneously with such release will no longer be) an obligor (either borrower or guarantor) under the Credit Agreement.

10. Continuing Guarantee; Term; Successors and Assigns. This Guarantee is a continuing guarantee and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until released pursuant to Section 9 hereof and (ii) be binding upon and enforceable against the Guarantor and its successors and assigns.

11. Governing Law. This Guarantee shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

12. Severability. To the extent any provision of this Guarantee is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guarantee in any jurisdiction.

13. Construction. The headings of the various sections and subsections of this Guarantee have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

14. Counterparts; Effectiveness. This Guarantee may be executed in any number of counterparts. This Guarantee shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed by its duly authorized officers as of the date first above written.

NYSE HOLDINGS LLC

By:
Name:
Title:

C-11